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                                  EXHIBIT 99.1
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                                                            GOLDEN STATE BANCORP


FOR INFORMATION CONTACT:
                              Ken Preston               (818) 409-4550
                              Jeff Misakian             (818) 500-2824

FOR IMMEDIATE RELEASE


             GOLDEN STATE BANCORP TO ACQUIRE CENFED FINANCIAL CORP. --Acquisition to be accretive to earnings during first year--
          --Merger to create greater opportunities for small businesses and consumers-- --Merger will accelerate achievement of GSB financial objectives and expand franchise--
                   --Glendale Federal to become fourth largest
                     servicer of SBA loans in California--

      GLENDALE, CA, August 18, 1997 - Golden State Bancorp Inc. (NYSE: GSB), parent company of Glendale Federal Bank, and CENFED Financial Corp. (NASDAQ:CENF), parent company of CenFed Bank, today announced the signing of a definitive agreement for Golden State to acquire CENFED.

      Terms of the transaction call for a tax-free exchange of 1.20 shares of Golden State common stock for each share of CENFED's outstanding common stock. Based on Friday August 15, 1997 closing market prices, this ratio represents a price of $34.43 per share of CENFED common stock. At that price, the transaction has an initial value of $210 million, equal to 1.76 times CENFED's book value as of June 30, 1997. The combined companies would have a pro forma fully diluted market capitalization as of August 15, 1997 of $2.2 billion. In connection with the transaction, CENFED has granted Golden State an option to acquire up to 1.14 million shares of CENFED common stock.

      Stephen J. Trafton, chairman and chief executive officer of Golden State Bancorp, stated: "This transaction will enhance Golden State shareholder value in several ways. It is immediately accretive to earnings; accelerates the achievement of our financial objectives, including increasing our return on equity by more than 80 basis points; increases total deposits by 16 percent; makes Glendale Federal the fourth largest SBA servicer in the state; and provides both increased market share in, and an important strategic in-fill to, our Southern California branch system."

      On a pro forma basis as of June 30, 1997, Golden State would have consolidated assets of $18.5 billion, total deposits of $10.9 billion and 193 banking offices. The transaction is expected to be neutral in regard to Golden State's tangible book value per share.

      The transaction, which will be accounted for as a pooling of interests, is expected to close in early 1998. At that time, CenFed Bank will be merged with Glendale Federal Bank.

      Trafton added, "The transaction will also benefit the communities served by CenFed Bank. Glendale Federal will bring a highly effective, energized marketing focus and an expanded product line to the former CenFed Bank



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offices that includes single-family residential lending, consumer lending, and products and services for small to medium-sized businesses. Several of these products and services have been designed to particularly benefit low- to moderate-income residents, such as our California Partners mortgage loan program, micro loans of between $2,000 and $10,000 for small businesses and the full array of small business products and services."

      The acquisition of CENFED will provide entry for Glendale Federal into several markets in which it does not presently operate, including Cypress, Chino Hills, Marina Del Rey and Placentia. In addition, when the acquisition is completed, Glendale Federal will become one of the largest banks serving the City of Pasadena with five current branches and a new Old Town Pasadena branch to open next month. These branches will have over $600 million in deposits.

      Trafton noted Glendale Federal will continue to operate in all markets served by CenFed Bank. "Unlike California's major banks, we will not pack up and leave low-income areas or any other market served by CenFed Bank," Trafton said. "While we expect to consolidate offices in close proximity to each other, we will do so with an eye toward building a stronger presence in the area and providing enhanced service to the customer, including expanded branch hours and an extensive ATM network."

      CENFED has a portfolio of approximately $125 million in Small Business Administration (SBA) loans. When the acquisition is completed, Glendale Federal will become the state's fourth largest servicer of SBA loans. Potential SBA loan recipients will benefit from the bank's anticipated statewide status as an SBA preferred lender. The designation will allow the bank to approve SBA-guaranteed loan applications in all SBA districts in California, without prior SBA approval.

      D. Tad Lowrey, president and chief executive officer of CENFED, commented:
"We are excited about the opportunities for our customers presented by this acquisition. We are equally proud of what we have achieved for our shareholders since our public offering in late 1991. Shareholders who purchased shares in CENFED at that time will have experienced significant appreciation in the value of their shares. In this tax-free exchange, CENFED's shareholders will receive shares in a statewide banking institution with strong, positive momentum and an excellent outlook."

      Following completion of the acquisition, Lowrey will join Golden State Bancorp's and Glendale Federal Bank's boards of directors.

      In connection with the acquisition, CENFED's board of directors terminated the 5 percent stock repurchase program that was announced in January 1997. CENFED had repurchased 68,470 shares of its common stock as of the date of this announcement.

      Golden State Bancorp expects to record pre-tax charges of approximately $30 million in conjunction with the merger.

      Headquartered in Pasadena, California, CenFed Bank is a federal savings bank which operates 18 branch


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offices in Los Angeles, Orange, Riverside and San Bernardino counties in
Southern California.

      Glendale Federal Bank is California's leading community bank, serving the business and consumer banking needs of Californians through 175 banking offices and 25 loan offices. Customers can reach the bank by calling 1- 800-41FEDUP, or get information through its Internet site at HTTP://WWW.GLENFED.COM.



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This news release contains estimates of future financial condition, and certain future earnings results, for Golden State Bancorp Inc. and CENFED Financial Corporation on a pro forma combined basis, as well as statements regarding the expected structure and impact of the proposed Merger. These estimates and statements constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the Merger cannot be fully realized or realized within the expected time frame; (2) revenues following the Merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of Golden State and CENFED are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic and credit conditions, either nationally or in the region in which the combined company will be doing business, are less favorable than expected; (7) legislative or regulatory changes adversely affect the business in which the combined company would be engaged; and (8) the outcome of Glendale Federal's "goodwill" litigation against the United States.



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                  GOLDEN STATE BANCORP/ CENFED FINANCIAL CORP.
                                MERGER HIGHLIGHTS
                               as of June 30, 1997
         (assets, deposits, equity, market capitalization in $ millions)


                                        GOLDEN
                                         STATE          CENFED          PRO FORMA
---------------------------------------------------------------------------------
Total assets                            $16,218         $2,296          $18,497(1)
Total deposits                           $9,357         $1,544            $10,901
Total equity                             $1,012           $119           $1,114(1)
Fully diluted tangible                   $14.35                           $14.31(1)
book value per share
ROE                                        11.3%(2)                         12.2%(1)(2)
ROA                                        0.73%(2)                          0.76%(1)(2)
Banking offices                             175             18                193
Lending offices                              25              2                 27
Closing stock price as of 8/15/97        $28.69         $34.00
Market capitalization as of 8/15/97      $2,008           $208             $2,218


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  (1)  Net of $30 million of pre-tax merger-related charges
  (2)  Based on annualized operating results for the quarter ended June 30, 1997



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         LIST OF CENFED BANK BRANCH LOCATIONS

LOS ANGELES COUNTY
         City of Industry
         La Canada Flintridge
         Los Angeles
         Marina Del Rey
         Pasadena (4 offices)
         Santa Monica

ORANGE COUNTY
         Anaheim
         Cypress
         Placentia

RIVERSIDE COUNTY
         Hemet (2 offices)
         Riverside (2 offices)
         Sun City

SAN BERNARDINO COUNTY
         Chino Hills




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